UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2011

MercadoLibre, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arias 3751, 7th Floor Buenos Aires, C1430CRG, ArgentinaC1430DNN
(Address and zip code of principal executive offices)

Registrant's telephone number, including area code: 011-54-11-4640-8000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On April 29, 2011, MercadoLibre, Inc. (the "Company") received formal notice from Hernán Kazah of his resignation as Executive Vice President and Chief Financial Officer of the Company effective as of the close of business on May 31, 2011. Mr. Kazah indicated that his resignation is not as a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. Mr. Kazah will remain at the Company as an employee for a period of time subsequent to May 31, 2011 in order to assist with the transition of his duties. During this transition period, which is expected to conclude during the second half of 2011, Mr. Kazah will continue to be paid his current base salary but will not be entitled to participate in the Company's long-term-retention plans.

The board of directors of the Company has appointed Pedro Arnt, who currently serves as the Company's Vice President - Strategic Planning, Treasury & Investor Relations, to the position of Executive Vice President and Chief Financial Officer effective June 1, 2011.

In connection with Mr. Arnt's appointment, on May 2, 2011, the Company's board of directors, upon the recommendation of the compensation committee, approved an annual base salary for 2011 of approximately $ 248,546 for Mr. Arnt for the 2011 fiscal year. As part of his compensation, Mr. Arnt will also be eligible to receive an annual performance bonus for 2011 of up to 115% of his 2011 annual base salary. The annual base salary would be paid to Mr. Arnt in local currency and therefore it may be less than the amount reported in U.S. dollars in the event of local currency devaluations.

The Company intends to enter into an employment agreement with Mr. Arnt effective on May 31, 2011 that will be substantially similar to the form of employment agreement for officers that is filed as Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and described under the caption "Employment Agreements" in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2011.

Pedro Arnt, 38, has served in various capacities since joining the Company in December 1999. Mr. Arnt initially led the Business Development and Marketing teams as a Vice President, from the time of his hiring until March 2003. From March 2003 until December 2006 he set-up and managed our customer service efforts. Since January 2007, Mr. Arnt has held the position of Vice President Strategic Planning, Treasury & Investor Relations. Under this role he has actively participated in the Company's transition from private to public company, and has played a central role in the Company's capital markets, corporate finance, strategic planning and treasury operations. Prior to joining the Company, Mr. Arnt worked for The Boston Consulting Group at their Buenos Aires and Sao Paulo offices. He holds a B.A. degree, Magna Cum Laude, from Haverford College and a Masters degree from the University of Oxford.

Item 7.01. Regulation FD Disclosure.

On May 4, 2011, the Company issued a press release announcing the transition described in Item 5.02 of this Current Report on Form 8-K, a copy of which is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release issued by the Company on May 4, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MercadoLibre, Inc. (Registrant)
Date: May 4, 2011	By:	/s/ MARCOS GALPERIN Marcos Galperin President, Chief Executive Officer and Chairman of the Board

Exhibit Index
99.1	Press release dated May 4, 2011